Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE YEAR AND QUARTER ENDED FEBRUARY 28, 2014 and SETS RECORD DATE

FOR ANNUAL SHAREHOLDER MEETING

Midlothian, April 21, 2014 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter and fiscal year ended February 28, 2014. Highlights for the year include:

•	Consolidated sales increased 1.7%

•	Print sales increased $5.2 million

•	Apparel sales increased $3.7 million

•	Consolidated gross profit margin increased 320 basis points

•	Print gross profit margin increased 50 basis points

•	Apparel gross profit margin increased 790 basis points

•	Non-GAAP diluted EPS increased 42.1% to $1.35 per share, before impairment charge of $0.85 per share resulting in GAAP diluted EPS of $0.50 per share.

Financial Overview

The Company’s consolidated net sales for the quarter were $132.1 million compared to $123.6 million for the same quarter last year. Print sales increased 12.7% on a comparable quarter basis, from $79.8 million to $89.9 million. Apparel sales decreased 3.6% for the comparable quarter, from $43.9 million to $42.3 million. Consolidated gross profit margin (“margin”) during the quarter remained level at 25.4% in comparison to last year’s quarter. On a quarter comparison basis, print margin decreased 120 basis points, from 29.6% to 28.4%, while apparel margin increased 140 basis points, from 17.6% to 19.0%. Apparel margin continued to improve due to lower input costs and higher production levels. Net earnings (loss) for the quarter decreased from $7.1 million, or 5.7% of net sales, for the quarter ended February 28, 2013 to ($14.5) million for the quarter ended February 28, 2014, due to a goodwill and trademark impairment charge of $24.2 million relating to the apparel division. Diluted earnings (loss) per share decreased from $0.27 for the quarter ended February 28, 2013 to ($0.55) for the quarter ended February 28, 2014. Excluding the impairment charge, non-GAAP earnings for the quarter would have been approximately $7.7 million, or approximately $0.30 per share.

For the fiscal year, consolidated net sales increased from $533.5 million for the year ended February 28, 2013 to $542.4 million for the year ended February 28, 2014, or an increase of 1.7%. Print sales for the year increased $5.2 million or 1.6%, from $334.7 million to $339.9 million, while apparel sales for the year increased $3.7 million or 1.9%, from $198.8 million to $202.5 million. Consolidated margin increased from 23.3% to 26.5% for the fiscal years ended 2013 and 2014, respectively. For the fiscal year by segment, print margin increased from 29.2% to 29.7%, and apparel margin increased from 13.2% to 21.1% due to lower input costs and increased production levels. Net earnings for the period decreased from $24.7 million, or 4.6% of net sales for the fiscal year ended February 28, 2013, to $13.2 million, or 2.4% of net sales for the fiscal year ended February 28, 2014, due to the goodwill and trademark impairment charge of $24.2 million in the fourth quarter. Diluted earnings per share decreased from $0.95 to $0.50 for each year, respectively. Excluding the impairment charge, non-GAAP net earnings for the year would have been approximately $35.3 million, or approximately $1.35 per diluted share.

Non-GAAP Reconciliations

The Company believes the non-GAAP financial measures of net earnings and diluted earnings per share on a proforma basis, excluding impairment, and EBITDA (EBITDA is calculated as net earnings before interest, taxes, depreciation, amortization, and impairment charge) provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. The Company believes adding back the specified items to net earnings provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, provides management with a more relevant measurement of operating performance and is more useful in assessing management performance. In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit facility. While management believes this non-GAAP financial measure is useful in evaluating Ennis, this information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP.

Proforma Net Earnings and Earnings per Share (dollars in thousands, except per share):

The following table reconciles proforma net earnings and proforma diluted earnings per share, non-GAAP financial measures, to the most comparable GAAP measures, net earnings and diluted earnings per share, to show the impact of impairment on reported earnings.

	For the quarter ended February 28, 2014			For the year ended February 28, 2014
	As		Proforma	As		Proforma
	Reported	Impairment	Results	Reported	Impairment	Results
Earnings (loss) before income taxes	$(12,105)	$(24,226)	$12,121	$31,792	$(24,226)	$56,018
Income tax expense (benefit)	2,362	(2,066)	4,428	18,603	(2,066)	20,669

Net earnings (loss)	$(14,467)	$(22,160)	$7,693	$13,189	$(22,160)	$35,349

Diluted earnings (loss) per share	$(0.55)	$(0.85)	$0.30	$0.50	$(0.85)	$1.35

During the fourth quarter, the Company generated $16.6 million in EBITDA compared to $14.6 million for the comparable quarter last year. For the fiscal year ended February 28, 2014, the Company generated $71.5 million of EBITDA compared to $53.5 million for the comparable period last year.

The following table reconciles EBITDA, a non-GAAP financial measure, to the most comparable GAAP measure, net earnings (dollars in thousands):

	Three months ended		Year ended
	February 28,		February 28,
	2014	2013	2014	2013
Net earnings (loss)	$(14,467)	$7,074	$13,189	$24,715
Income taxes	2,362	3,980	18,603	13,903
Interest expense	459	322	1,268	1,528
Depreciation/amortization	4,026	3,271	14,219	13,384
Impairment of goodwill and trademarks	24,226	—	24,226	—

EBITDA (non-GAAP)	$16,606	$14,647	$71,505	$53,530

% of sales	12.6%	11.8%	13.2%	10.0%

Keith Walters, Chairman, Chief Executive Officer and President, commented, “Overall our results before taking into account the impairment charge continue to show improvement over comparable periods. Our EBITDA was 12.6% for the quarter compared to 11.8% for the same quarter last year and 13.2% for the year compared to 10.0% for last year. Our apparel results continued to improve during the quarter, even though the impact of lower raw material costs over comparable quarters has all but dissipated. While we continue to make cost-side improvements, the apparel market continues to be extremely challenging, both from a volume and pricing perspective. Apparel volumes, during the quarter, continued to be softer than expected, especially on the East Coast and Mid-West. We attribute this weakness to the extreme weather conditions experienced across the country this winter. Due to this market softness, pricing pressures continued to be prevalent in the marketplace. Whether discounted pricing, which we believe is driven by a desire to maintain production volumes, coupled with overall softness in the marketplace, will continue into the next fiscal year is unknown. With respect to the print segment, our sales during the quarter were softer than expected. Combined with the impact of our recent acquisitions, these resulted in our print margin being down slightly during the quarter. Even so, our print margin continued to fall within its historical parameters. While the market continues to be challenging, we remain optimistic about the upcoming fiscal year on many fronts. We look forward to the impact of our acquisitions on next years’ operational results. Potential acquisition opportunities remain strong. Our apparel manufacturing facility continues to show improvement and we expect it to increase the contribution to our operating results as production levels continue to increase. While the apparel market continues to be challenging, it has recently shown signs of improving, so while there are still many unknowns about the upcoming year, we continue to be optimistic and will remain opportunistic.”

Other News: The Company announced today the Board of Directors has set the record date and meeting date for the Annual Shareholder Meeting. The Annual Meeting of Shareholders will be held on July 24, 2014, with a record date of May 27, 2014.

About Ennis

Ennis, Inc. (www.ennis.com) is primarily engaged in the production and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: print and apparel. The print segment manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The apparel segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through nine distribution centers located throughout North America.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend,” “look forward to” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2013, and its subsequent quarterly reports on Form 10-Q for its 2014 fiscal year. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Condensed Financial Information

(In thousands, except share and per share amounts)

	Three months ended		Year ended
	February 28,		February 28,
Condensed Operating Results	2014	2013	2014	2013
Revenues	$132,138	$123,638	$542,442	$533,506
Cost of goods sold	98,558	92,295	398,649	409,354

Gross profit margin	33,580	31,343	143,793	124,152
Impairment of goodwill and trademarks	24,226	—	24,226	—
Operating expenses	21,045	19,817	86,403	83,759

Operating income (loss)	(11,691)	11,526	33,164	40,393
Other expense	414	472	1,372	1,775

Earnings (loss) before income taxes	(12,105)	11,054	31,792	38,618
Income tax expense	2,362	3,980	18,603	13,903

Net earnings (loss)	$(14,467)	$7,074	$13,189	$24,715

Weighted average common shares outstanding
Basic	26,122,869	26,045,894	26,125,348	26,035,571

Diluted	26,139,652	26,064,064	26,146,325	26,053,452

Earnings (loss) per share
Basic	$(0.55)	$0.27	$0.50	$0.95

Diluted	$(0.55)	$0.27	$0.50	$0.95

	February 28,	February 28,
Condensed Balance Sheet Information	2014	2013
Assets
Current assets
Cash	$5,316	$6,232
Accounts receivable, net	63,695	60,071
Inventories, net	130,095	109,698
Other	15,037	17,415

	214,143	193,416

Property, plant & equipment	91,565	91,913
Other	230,639	209,963

	$536,347	$495,292

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$22,062	$22,256
Accrued expenses	19,815	20,783

	41,877	43,039

Long-term debt	105,500	57,500
Other non-current liabilities	26,035	33,537

Total liabilities	173,412	134,076

Shareholders’ equity	362,935	361,216

	$536,347	$495,292

	Year ended
	February 28,
Condensed Cash Flow Information	2014	2013
Cash provided by operating activities	$32,755	$49,957
Cash provided by (used in) investing activities	(65,511)	1,195
Cash provided by (used in) financing activities	32,508	(55,215)
Effect of exchange rates on cash	(668)	(115)

Change in cash	(916)	(4,178)
Cash at beginning of period	6,232	10,410

Cash at end of period	$5,316	$6,232